Exhibit 99

NEWS RELEASE


Date:             July 18, 2006

Contact:          R. Riggie Ridgeway - President & CEO
                  William B. West - Executive Vice President
                  Robert E. Dye, Jr. - Senior Vice President & CFO

To:               News Media

Release Date:     Immediate



                     PEOPLES BANCORPORATION, INC. ANNOUNCES

                      21.7% INCREASE IN FIRST HALF EARNINGS


Easley, SC - Peoples Bancorporation, Inc., the parent company for The Peoples National Bank, Easley, South Carolina, Bank of Anderson, N.A., Anderson, South Carolina and Seneca National Bank, Seneca, South Carolina, reported total consolidated earnings of $2,327,000 for the six months ended June 30, 2006, a 21.7% increase over earnings of $1,912,000 reported for the six months ended June 30, 2005. Total consolidated earnings for the second quarter of 2006 were $1,146,000, a 14.5% increase over earnings of $1,001,000 reported for the second quarter of 2005. Return on average equity for the first half of 2006 was 10.88% compared to 9.74% for the first half of 2005, while return on average equity for the second quarter of 2006 was 10.53% compared to 10.04% for the second quarter of 2005. Diluted earnings per share for the first half of 2006 were $0.37 compared to $0.30 for the first half of 2005, while diluted earnings per share were $0.18 for the second quarter of 2006 compared to $0.16 for the second quarter of 2005.

Total assets at June 30, 2006 were $488,148,000, a $20,068,000 increase over the $468,080,000 in total assets at June 30, 2005. At June 30, 2006 total gross loans were $369,898,000 compared to $356,626,000 at June 30, 2005, an increase of $13,272,000. Total deposits at June 30, 2006 were $408,331,000, an
$18,272,000 increase from the $390,059,000 in total deposits at June 30, 2005.

Commenting on the Company's performance, Company President R. Riggie Ridgeway stated, "We are pleased to report the solid improvement in our earnings as demonstrated by the 21.7% increase for the first half of the year. This also marks our fifth consecutive quarter with net earnings in excess of $1 million." Ridgeway added, "We anticipate continued improvement as we steadily expand our presence in the Upstate, while maintaining strong levels of performance in our core banking activities."

Currently, The Peoples National Bank maintains four (4) full-service locations: two (2) in Easley, one (1) in Pickens and one (1) in Powdersville, South Carolina; The Peoples National Bank maintains one (1) loan-production office in Greenville, South Carolina; Bank of Anderson, N.A. maintains two (2) locations in Anderson, South Carolina; and Seneca National Bank maintains one (1) location in Seneca, South Carolina.

To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2005, and on Forms 10-Q for the quarters ended March 31, 2006 and June 30, 2006, which are or will be available from the Securities and Exchange Commission's public reference facilities and from its website at www.sec.gov, or from the Company's shareholders' relations department.

                          PEOPLES BANCORPORATION, INC.
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                                   (Unaudited)
                 (Amounts in thousands except share information)

                                                  Three Months Ended June 30,
                                                  ---------------------------
                                                 2006         2005        Change
                                                 ----         ----        ------
Income Statement
  Net interest income .....................     $4,848      $ 4,232       14.56%
  Provision for loan losses ...............        256          183       39.89%
  Other income ............................        933          890        4.83%
  Other expenses ..........................      3,786        3,451        9.71%
                                                ------      -------
   Income before income taxes .............      1,739        1,488       16.87%
  Provision for income taxes ..............        593          487       21.77%
                                                ------      -------
   Net Income .............................     $1,146      $ 1,001       14.49%
                                                ======      =======

  Return on average assets* ...............       0.94%       0.87%
  Return on average equity* ...............      10.53%      10.04%

Net income per common share**
  Basic ...................................     $ 0.18      $ 0.16
  Diluted .................................     $ 0.18      $ 0.16

                                                    Six Months Ended June 30,
                                                    -------------------------
Income Statement                                 2006        2005         Change
                                                 ----        ----         ------
  Net interest income ...................      $9,624       $8,194        17.45%
  Provision for loan losses .............         493          356        38.48%
  Other income ..........................       1,961        1,779        10.23%
  Other expenses ........................       7,666        6,784        13.00%
                                               ------       ------
     Income before income taxes .........       3,426        2,833        20.93%
  Provision for income taxes ............       1,099          921        19.33%
                                               ------       ------
     Net Income .........................      $2,327       $1,912        21.71%
                                               ======       ======

  Return on average assets* .............        0.96%        0.85%
  Return on average equity* .............       10.88%        9.74%

Net income per common share**
  Basic .................................      $ 0.37       $ 0.31
  Diluted ...............................      $ 0.37       $ 0.30

                                                      As of June 30,
                                                      --------------
Balance Sheet                                 2006         2005          Change
                                              ----         ----          ------
  Total assets .........................   $488,148       $468,080       4.29%
  Gross loans ..........................    369,898        356,626       3.72%
  Allowance for loan losses ............      4,095          3,933       4.12%
  Loans, net ...........................    365,803        352,693       3.72%
  Securities ...........................     68,570         74,447      -7.89%
  Total earning assets .................    456,014        435,071       4.81%
  Total deposits .......................    408,331        390,059       4.68%
  Shareholders' equity .................     43,272         39,703       8.99%
  Book value per share** ...............       6.89           6.36       8.33%

*  Annualized
** 2005 per share data has been restated to reflect the 5% stock dividend issued in December 2005.